Freeport-McMoRan Copper & Gold Inc. Prices $350 Million

of 6 7/8% Senior Notes Due 2014

NEW ORLEANS, LA, January 29, 2004 -- Freeport-McMoRan Copper & Gold Inc. (NYSE:FCX) announced today that it has priced $350 million of senior notes due 2014.  The senior notes have an interest rate of 6 7/8% per year.  The offering will generate net proceeds of approximately $344 million, which FCX will use to repay certain Atlantic Copper borrowings, provide funding for its 2004 debt maturities and for other corporate purposes, including additions to working capital and possible additional repayments of debt.  The transaction is expected to settle on February 3, 2004.

The notes will not be registered under the Securities Act of 1933 or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.  FCX plans to issue the notes only to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S.

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